Principal Global Investors, LLC 801 Grand Avenue, Des Moines, IA 50309 800-553-1390 tel www.principalglobal.com

December 9, 2020

Mr. Kamal Bhatia, President & CEO
Principal Variable Contracts Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Mr. Bhatia:

Principal Global Investors, LLC intends to purchase the following shares (the “Shares”):

Principal Variable Contracts Funds, Inc. -	Purchase Amount	Shares Purchased
Diversified Growth Account - Class 3	$10,000	505.051
Diversified Growth Managed Volatility Account - Class 3	$10,000	709.723
Diversified Growth Volatility Control Account - Class 3	$10,000	801.925
Diversified Balanced Account - Class 3	$10,000	577.367
Diversified Balanced Managed Volatility Account - Class 3	$10,000	742.942
Diversified Balanced Volatility Control Account - Class 3	$10,000	818.331
Diversified Income Account - Class 3	$10,000	682.594
Equity Income Account - Class 3	$10,000	357.91

Each share of the Diversified Growth Account has a par value of $.01 and a price of $19.80 per share. Each share of the Diversified Growth Managed Volatility Account has a par value of $.01 and a price of $14.09 per share. Each share of the Diversified Growth Volatility Control Account has a par value of $.01 and a price of $12.47 per share. Each share of the Diversified Balanced Account has a par value of $.01 and a price of $17.32 per share. Diversified Balanced Managed Volatility Account has a par value of $.01 and a price of $13.46 per share. Diversified Balanced Volatility Control Account has a par value of $.01 and a price of $12.22 per share. Diversified Income Account has a par value of $.01 and a price of $14.65 per share. Equity Income Account has a par value of $.01 and a price of $27.94 per share. In connection with such purchase, Principal Global Investors, LLC represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL GLOBAL INVESTORS, LLC

BY	/s/ Tracy Bollin
Tracy Bollin
Managing Director - Fund Ops